                                                                 Exhibit 99.1


       BIOTRANSPLANT RAISES NET PROCEEDS OF $9.7 MILLION IN STOCK OFFERING

CHARLESTOWN, Mass. -- June 12, 2002 (BUSINESS WIRE) -- BioTransplant Incorporated (Nasdaq: BTRN), announced today that it completed an offering of 4,000,000 shares of its common stock at a price of $2.50 per share.

The net proceeds to the Company, after placement agent fees, are $9,700,000. The shares of common stock were offered through a prospectus supplement pursuant to the Company's effective shelf registration statement.

In connection with this offering, the Company agreed to consider the nomination to the Company's Board of Directors of up to two additional individuals designated by the purchasers in the offering, provided that such proposed nominees are eligible to serve as directors and are otherwise reasonably acceptable to the Board of Directors.

BioTransplant intends to use the net proceeds from this offering for working capital and other general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

BioTransplant Incorporated, headquartered in Charlestown, Massachusetts, is developing a portfolio of products for application in a range of medical conditions, including treatment of cancer and autoimmune diseases, organ and tissue transplantation, for which current therapies are inadequate. Siplizumab (MEDI-507), a lead product the Company exclusively licensed to MedImmune, is in Phase II clinical trials for the treatment of psoriasis. In addition, the Company is developing the AlloMune System, which is designed to treat a variety of hematologic malignancies, and its distribution partner Gambro BCT markets the Eligix family of cell separation products in Europe for use in bone marrow, stem cell and donor leukocyte transplants.

CONTACT: BioTransplant Incorporated: Elliot Lebowitz, Ph.D., 617/241-5200 www.BioTransplant.com; or Stern Investor Relations: Lilian Stern, 212/362-1200 lilian@sternir.com